                                                                    EXHIBIT 12.1

                               REGENERON PHARMACEUTICALS, INC.
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                    (Dollars in thousands)

                                                                        Years ended December 31,
                                                    --------------------------------------------------------------
                                                        2002         2003         2004        2005          2006
                                                        ----         ----         ----        ----          ----
Earnings:
      Income (loss) from continuing operations
        before income (loss) from equity investee    ($124,350)   ($107,395)   $  41,565   ($ 95,456)    (103,150)
      Fixed charges                                     13,685       14,108       14,060      13,687       13,643
      Amortization of capitalized interest                  --           33           78          78           73
      Interest capitalized                                (222)        (276)          --          --           --
                                                     ---------    ---------    ---------   ---------    ---------

Adjusted earnings                                    ($110,887)   ($ 93,530)   $  55,703   ($ 81,691)   ($ 89,434)
                                                     =========    =========    =========   =========    =========

Fixed charges:
      Interest expense                               $  11,859    $  11,932    $  12,175   $  12,046    $  12,043
      Interest capitalized                                 222          276           --          --           --
      Assumed interest component of rental charges       1,604        1,900        1,885       1,641        1,600
                                                     ---------    ---------    ---------   ---------    ---------

Total fixed charges                                  $  13,685    $  14,108    $  14,060   $  13,687    $  13,643
                                                     =========    =========    =========   =========    =========

Ratio of earnings to fixed charges                         (A)          (A)         3.96         (A)          (A)

(A) Due to the registrant's losses for the years ended December 31, 2002, 2003, 2005, and 2006, the ratio coverage was less than 1:1. To achieve a coverage ratio of 1:1, the registrant must generate additional earnings of the amounts shown in the table below.

                                         Years ended December 31,
                             -------------------------------------------------
                               2002         2003         2005          2006
                               ----         ----         ----          ----
Coverage deficiency          $124,572     $107,638      $95,378      $103,077